EXHIBIT J

                     GAS PROCESSING AND TREATING AGREEMENT

     THIS GAS PROCESSING AND TREATING AGREEMENT (this "Agreement"), is entered into by and between Manistee Gas Limited Liability Company, a Wyoming limited liability company, (herein called '"Manistee") and Michigan Production Company, L.L.C., a Michigan limited liability company, (herein called "Michigan Production").

                                  WITNESSETH:

     WHEREAS, Manistee is the owner of a certain Amine plant and a certain
                                                 -----
natural gas liquids processing plant and related assets located on the following described lands (the '"Land"):

     West Half of the Southeast Quarter (W/2 SE,/4) of Section 19, Township 22 North, Range 15 West, Manistee County, Michigan

and a related injection well (and easement fights and pipelines connecting same to such piano located on the following described lands:

     NE/4 SW/4 of Section 18, Township 22 North, Range 15 West, Manistee County, Michigan

(such plant, related assets, injection well and easements and pipelines, as the same from time to time exist (including, without limitation, and additions and accessions thereto and substitutions therefor) being herein called the '"Plant"); and

     WHEREAS, Michigan Production owns or controls certain volumes of gas and will from time to time hereafter own and/or control various volumes of gas (all such volumes of gas being herein called "Subject Gas") which it desires to have processed and/or treated in the Plant; and

     WHEREAS, the parties hereto have reached an agreement under which Manistee will operate the Plant and process and treat Subject Gas for Michigan Production;

     NOW THEREFORE, it is agreed as follows:

                                  ARTICLE I.
                      PROCESSING AND TREATING OPERATIONS

     A.   Processing and Treating Operations. Manistee shall cause the Plant to
          -----------------------------------          ------
receive all Subject Gas delivered to the Plant for processing and/or treating, cause such gas to be processed and/or treated in the Plant, and cause processed and treated gas, and products extracted therefrom, to be delivereel to Michigan Production or to other parties as designated by Michigan Production. All such processing and treating operations shall be conducted in such a fashion such that all ~ and treated gas, and products, as delivered from the Plant, meet the standards set from time to time by Michigan Production, in its reasonable discretion. All such processed and treated gas, and products, shall be delivered by Manistee at points on or near the Lands which are designated by Michigan Production.

      B.  Ownership of Plant, Responsibilities of Manistee. The Plant shall
          -------------------------------------------------
belong to Manistee. Manistee shall conduct and direct and have full control of operation of the Plant and
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all costs and expenses incurred in operations of the Plant shall be paid by
Manistee. its performance of services hereunder, Manistee shall be an independent contractor. Manistee shall not be cleaned, or hold itself out as, the agent of Michigan Production with authority to bind it to any obligation or liability assumed or incurred by Mani-qtee as to any third party. Manistee
                                                     -----
shall conduct its activities under this Agreement in a good, workmanlike and
                                  ----
prudent manner, in compliance with applicable law and regulation. Without limitation of the foregoing, Manistee shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, or in respect of the Plant, and shall keep the Plant and the Subject Gas free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materlal supplied.

     C.   Abandonment of Facilities. Neither the Plant, nor any substantial
          --------------------------
portion thereof, shall be abandoned without the consent of Michigan Production. Should Manistee propose and Michigan Production consent to, or should Michigan Production propose, such an abandonment, Manistee shall prepare, and submit to Michigan Production for its approval, plans for such abandonment which include disassembly and disposal of the plant and such restoration and reclamation of the plant site, and other reclamation or remediation, as may be appropriate under prudent industry, standards and in order to comply with applicable agreements, Laws and regulations; such proposal shall include cost (and time) estimates for completion of the plans. Michigan Production may propose modification of such proposal which shall be considered and adopted by Manistee if appropriate under prudent industry standards and applicable agreement. Should such plan be approved by Michigan Production, Manistee shall implement and complete such plan. Abandonment operations shall be conducted in accordance with, and in such a manner so that, when concluded, the Plant site and related assets and area will be in a condition consistent with prudent industry standards and in compliance with applicable agreements, Laws and regulations, including without limitation, those pertaining to the protection of the environment. To the extent costs of such abandonment which are incurred in accordance with such plan would constitute costs which Manistee could otherwise include in its charges under clause (ii) of Section II.A, it may include such costs in such charges, up to the amount of the cost estimates included in such plan. If there are proceeds from disposal of equipment, or other credits which would be appropriate as credits in computing charges under clause (ii) of
Section II.& such amounts shall be credited against such charges or, if the amount of such credits exceeds current charges, such credit amounts shall be paid to Michigan Production as reimbursement of prior charges.

                                  ARTICLE II.
                             PAYMENT FOR SERVICES

     A.   Payments and Accounting. In consideration for its services hereunder,
          ------------------------
Manistee, shall be paid an amount equal to (i) (Confidential Treatment Requested), commencing April 1996, for certain accounting services to be provided by Howard Farkas, and continuing until such services are terminated by written notice from Michigan Production to Manistee plus (it) costs and expenses provided for as charges (net of amounts provided
- ----
for as credits) under the Accounting Procedure (the "Accounting Procedure") attached hereto as Exhibit A. As provided above, Manistee shall pay all costs of operation of the Plant, subject to the reimbursement obligations of Michigan Production under the preceding sentence, and shall absorb all costs, expenses and liabilities not covered by payments made by Michigan Production under the preceding sentence. Manistee shall keep an accurate record showing costs and expenses incurred, charges to Michigan Production, and credits made and received. On or before the last day of the month, Manistee shall bill Michigan Production for charges owing by it with respect to the preceding month, plus amounts sufficient to cover any payroll costs and payroll taxes for the succeeding month, and an imprest petty cash fund in the mount of $5,000; such billing shall be in sufficient detail so as to allow mounts charged
             -------
to be identified. Michigan Production shall pay such invoice within ten (10) 'days after it is receive & Payment of any such bills shall not prejudice the fight of Michigan Production to protest or question the correctness thereof. Michigan Production, upon notice in writing to Manistee, shall have the right to audit Manistee's accounts and records relating to this Agreement and/or the Plant.

     B.   Certain Charges. Notwithstanding Section II.A, should Manistee
          ----------------
undertake any single construction, maintenance, repair or other project (or interrelated group of projects) reasonably estimated to require an expenditure in excess of $5,000, Michigan Production shall not be obligated to pay (as a pan of the charges under Section H.A) any pan of the cost thereof unless it has approval to same in writing in advance; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Manistee may include in such charges such expenses as are reasonably required to deal with the emergency to safeguard life and property but Manistee, as promptly as possible, shall report the emergency to the Michigan Production. Manistee may include in its charges under Section II.A expenditures incurred to settle any single uninsured third party damage claim or suit arising from operations of the Plant if the expenditure does not exceed $5,000.00 and if the payment is in complete settlement of such claim or suit. If the amount required for settlement is expected to exceed the above amount Michigan Production will be notified prior to Manistee entering into any such settlement. Costs and expenses of handling, sealing or otherwise discharging such claim or suit may be charged only if Michigan Production approves such settlement.

                          ARTICLE III. FORCE MAJEURE

     If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that party shall give to the other party prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon the obligations of the party giving the notice, so far as they axe affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure'' as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance act of the public enemy, war, blockade, public riot, lightning, fire, storm flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailibility of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably foreseeable and which is not within the control of the party claiming suspension. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable and shall continue to perform to the fullest extent that it is otherwise able. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes, how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

                              ARTICLE IV. NOTICES

     All notices authorized or required between the parties by any of the provisions of this Agreement shall be in writing and delivered by United States mail, by personal delivery, by courier service (for which a receipt is provided) or by telecopier or other form of facsimile, addressed to such parties AT the addresses listed on the signature page hereto. "Receipt" for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy or facsimile machine of such party. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to the other party.

                                  ARTICLE V.
                               TERM OF AGREEMENT

     A. Term. This agreement shall, subject to the right of Michigan Production to terminate this agreement as provided below, remain in effect until December 31, 1997, and shall continue in effect thereafter until terminated as provided below. Termination of this agreement shall not relieve any party hereto from any obligation which has accrued or attached prior to the date of such termination.

     B. Termination. Michigan Production may terminate this agreement at any time, with or without cause. Manistee may terminate this Agreement at any time after December 31, 1997, with or without cause. Any such termination shall become effective at a date, specified by Michigan Production (whether such marion is by Manistee or Michigan Production), to be not later than 7 o'clock a.m. on the first day of the calendar month following the expiration of ninety
(90) days after the giving of notice of termination. Upon termination, either
(i) Michigan Energy shall have exercised its option under the Purchase Option Agreement of even date herewith, between Manistee and Michigan Energy or (ii) the Plant shall be abandoned pursuant to Section I.C.

                          ARTICLE VI. MISCELLANEOUS

     A. Liability of Parties. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners or co-venturers.

     B. ACCESS TO PLANT AND INFORMATION. MICHIGAN PRODUCTION, AND ITS REPRESENTATIVES, shall have access to the Plant AT all reasonable times to inspect or observe operations, and shall have access at reasonable times to information pertaining to the operation thereof, including Manistee's books and records relating thereto.

     C. Insurance. At all times while operations are conducted hereunder, Manistee shall comply with the workmen's compensation law of the state where the operations are being conducted. Manistee shall also carry insurance, as from time to time required by Michigan Production in its reasonable discretion consistent with coverage carried in the industry for similar operations, and Michigan Production shall be named an additional insured thereon. Manistee shall require all contractors engaged in work on or for the Plant to comply with the workmen compensation law of the state of Michigan and to maintain such other insurance as Manistee may require in accordance with prudent practices.

     D. Compliance With Law. This agreement shall be subject to the applicable laws of the state of Michigan, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state, and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

     E. Governing Law. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely within such state and the laws of the United States of America.

     F. Time 0f Essence. Time is of the essence in the performance of the terms and conditions of this Agreement.

     G. Successor and Assigns. This agreement shall be binding upon and shall insure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns. Manistee may not assign its rights or obligations hereunder without the prior written consent of Newco, which consent may be granted or withheld by Newco with or without cause.

     This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, this agreement is executed this 291h day of March, 1996. MANISTEE,

Address:

BOX 4118
Traverse City, Michigan 49685

MANISTEE/GAS LIMITED LIABILITY ' COMPANY

               /s/ Howard L. Farkas

   '//Name:    Howard L.' Farkas
      Title:   Chairman

Address:

1100 Louisiana, 16th Floor Houston, Texas 77002

NEWCO

MICHIGAN PRODUCTION COMPANY, L.L.C.
By: /s/ Michael V. Ronea
Name: Michael V. Ronea
Title:   Manager



By: /s/ Robert L. Zorich
Name: Robert L. Zorich
Title: Manager

                                 EXHIBIT  "A"

Attached to and made a part of


                              ACCOUNTING PROCEDURE
                                JOINT OPERATIONS

                             I. GENERAL PROVISIONS

1.  Definitions

     "Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.
     "Joint Operation" shall mean all operations necessary or proper for the operation, protection and maintenance of the Joint Property.
     "Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations.
     "Operator" shall mean Manistee.
     "Parties" shall mean Operator and Non-Operators.
     "First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property.
     "Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operation conditions and problems for the benefit of the Joint Property.
     "Personal Expense" shall mean travel and other reasonable reimbursable expenses of Operator's employees.
     "Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.
     "Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

2.   Deleted by Amendment.

3.   Deleted by Amendment.

4.   Deleted by Amendment.

5.   Audits

     A.   Deleted by Amendment.

     B. The Operator shall reply in writing to an audit report within 60 days after receipt of such report.

6.   Deleted by Amendment.


                               II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1.   Ecological and Environmental

     Costs incurred for the benefit of the Joint Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2.   Rentals

     Lease rentals and royalties paid by Operator for the Joint Operations.

3.   Labor

     A. (1) Salaries and wages of Operator's field employees directly employed on the Joint Property in the conduct of Joint Operations.

          (2)  Deleted by Amendment.

          (3)  Deleted by Amendment.

          (4)  Deleted by Amendment.

     B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of the Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis".

     C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3A and 3B of the Section II.

     D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II.

4.   Deleted by Amendment.

5.   Material

     Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6.   Deleted by Amendment.

7.   Services

     The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii of Section III. The cost of professional consultant services or contract services of technical personnel shall not be charged to the Joint Account unless previously agreed to by the Parties.

8.   Equipment and Facilities Furnished By Operator

     A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

     B.   Deleted by Amendment.

9.   Damages and Losses to Joint Property

     All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10.  Legal Expenses

     With consent of Non-Operator expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff or fees or expenses of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

11.  Taxes

     All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property or the operation thereof.

12.  Insurance

     Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties.

13.  Abandonment and Reclamation

     Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14.  Communications

     Cost of leasing, operation, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property.

15.  Deleted by Amendment.


                                 III. OVERHEAD

1.   Overhead - Drilling and Producing Operations

     i. Costs not included in Section II above (including, without limitation, administrative, supervision, office services and warehousing costs) shall not be charged to the account.

          Unless otherwise agreed to by the Parties, there shall be no charges for costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall not be charged.

     ii. The salaries, wages and Personnel Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property shall not be charged.

     iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property shall not be charged.

     A.   Deleted by Amendment.

     B.   Deleted by Amendment.

2.   Deleted by Amendment.

3.   Deleted by Amendment.

4.   Deleted by Amendment.


  IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property by purchasing the same from unrelated third parties however, at Non-Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made through sale to outsiders.

1.   Purchases

     Material purchased shall be charged at the price paid by Operator after deduction of all discounts received, In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.   Deleted by Amendment.

A.   Deleted by Amendment.

B.   Deleted by Amendment.

C.   Deleted by Amendment.

D.   Deleted by Amendment.

E.   Deleted by Amendment.

3.   Deleted by Amendment.

4.   Warranty of Material Furnished By Operator

     Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

                                 V. INVENTORIES

The Operator shall maintain detailed records of Controllable Material.

1.   Periodic Inventories, Notice and Representation

     At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken.

2.   Reconciliation and Adjustment of Inventories

     Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.   Special Inventories

     Special inventories shall be taken where requested by Non-Operator

4.   Expense of Conducting Inventories

     A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

     B. The expense of conducting special inventories shall be charged to the Joint Account.